Exhibit 11
                               TRIMAS CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (In Thousands, Except Per Share Amounts)



                                  Twelve Months Ended     Three Months Ended
                                      December 31,            December 31,
                                1994            1993        1994        1993
Primary:

   Net income                 $50,100         $38,000     $11,960     $ 8,480
   Preferred stock
     dividend requirement                      (5,250)

   Earnings available
     for common stock         $50,100         $32,750     $11,960     $ 8,480

   Weighted average common
     shares outstanding       36,644           30,827      36,644      36,644
   Dilution of stock options      382             317         357         360

   Weighted average common
     and common equivalent
     shares outstanding
     after assumed exercise
     of options                37,026          31,144      37,001      37,004

   Primary earnings per
     common share              $1.35            $1.05        $.32        $.23

Fully diluted:

   Net income                 $50,100         $38,000     $11,960     $ 8,480
   Add after tax convertible
     debenture related
     expenses                   3,680           1,480         920         920

    Net income as adjusted    $53,780         $39,480     $12,880     $ 9,400

    Weighted average common
      shares outstanding      36,644           30,827      36,644      36,644
    Dilution of stock options    382              393         357         393
    Addition from assumed
      conversion of
      convertible preferred
      stock                                     5,817
    Addition from assumed
      conversion of convertible
      debentures                5,083           2,049       5,083       5,083

    Weighted average common
      and common equivalent
      shares outstanding on
      a fully diluted basis    42,109          39,086      42,084      42,120

    Fully diluted earnings
      per common share          $1.28           $1.01        $.31        $.22